EXHIBIT 99.1

Concurrent Declares Quarterly Dividend of Common Stock

ATLANTA — July 3, 2012 — Concurrent (NASDAQ: CCUR), a global leader in video and media data solutions, today announced its Board of Directors has approved a quarterly cash dividend of $0.06 per share to be paid on July 31, 2012 to all stockholders of record as of July 17, 2012.  Based on Concurrent’s closing price on July 2, 2012 of $3.92 for Concurrent common stock, the future dividend yield would be 6.1 percent.

“We have established a strong track-record of fiscal responsibility and our efforts to streamline operations over the last several years have resulted in a sustainably strong balance sheet.  With the confidence we now have in our business model and based on broad institutional stockholder requests, we believe it is the right time for us to allocate some of the cash return in the form of a dividend to our stockholders.” said Dan Mondor, the company’s president and CEO.  “We are confident in our continuing ability to make the necessary investments to expand our portfolio of products and services while enhancing return to stockholders by initiating the quarterly dividend.”

At March 31, 2012, Concurrent had cash and cash equivalents of $23.3 million. The company has no debt.

Concurrent intends to pay a regular quarterly cash dividend on its common shares subject to, among other things, Concurrent’s results of operations, cash balances, future cash requirements, financial condition, statutory requirements of Delaware law, and other factors that the Board of Directors may deem relevant.

About Concurrent

Concurrent (NASDAQ: CCUR) is a global leader in multi-screen video delivery, media data management and real-time computing solutions. Built on a solid foundation of Emmy Award-winning technology, service providers, content providers, and others across the video ecosystem are provided with enterprise-level CDN technology, multi-screen video delivery, content workflow applications, and video on demand. Additionally, Concurrent’s media data solutions provide media stakeholders with a holistic view of their consumers’ video experience, offering opportunities for monetization. Concurrent’s video solutions are built upon a rich heritage of Real-Time technology, which has powered solutions for the aerospace, defense, automotive, transportation, energy and financial industries for more than four decades. Concurrent is headquartered in Atlanta with offices in North America, Europe and Asia. Visit www.ccur.com for further information. Follow us on Twitter: www.twitter.com/Concurrent_CCUR.

Certain statements made or incorporated by reference in this release, including our intention to pay regularly quarterly dividends may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and development and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  These risks and uncertainties include those discussed in our Form 10-K filed with the Securities and Exchange Commission on August 26, 2011, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent, Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent, while all other product names are trademarks or registered trademarks of their respective owners.